Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615 t
t TELEPHONE (858) 722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

September 18, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 17, 2007on the reviewed financial statements of Business.Vn, Inc. (formerly WorldtradeShow.com, Inc.) as of July 31, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board